As filed with the Securities and Exchange Commission on May 8, 2017.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
________________________

OWENS & MINOR, INC.
(Exact name of registrant as specified in its charter)

Virginia	54-1701843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9120 Lockwood Boulevard Mechanicsville, Virginia	23116
(Address of principal executive offices)	(Zip code)
________________________

Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan
(Full title of the plan)

Nicholas J. Pace, Esq.
Senior Vice President, General Counsel and Corporate Secretary
9120 Lockwood Boulevard
Mechanicsville, Virginia 23116
(Name and address of agent for service)

(804) 723-7000
(Telephone number, including area code, of agent for service)
________________________
It is respectfully requested that the Commission send copies of all notices, orders and communications to:
Lee G. Lester, Esq.
Williams Mullen
200 South 10th Street, Suite 1600
Richmond, Virginia 23219
(804) 420-6000
________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                        Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $2.00 par value per share	1,000,000	$33.07	$33,070,000	$3,833

(1)
The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the registrant.

(2)          Pursuant to Rule 457(h), the registration fee is based on the average of the high and low sales prices of a share of Common Stock reported on the New York Stock Exchange on May 3, 2017.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents previously filed by Owens & Minor, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Form 10-K”);

(2)
the portions of the Company’s definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed with the Commission on March 22, 2017, that have been incorporated by reference into the Form 10-K;

(3)	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017;

(4)	the Company’s Current Reports on Form 8-K filed with the Commission on February 10, 2017 and May 8, 2017; and

(5)
the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-B, filed April 21, 1994 under the Exchange Act, including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Company, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Attorneys employed by Williams Mullen beneficially owned an aggregate of approximately 9,050 shares of the Company’s Common Stock as of May 5, 2017.

Item 6.        Indemnification of Directors and Officers.

The Virginia Stock Corporation Act, codified in Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia as amended (the “VSCA”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a signed written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer has met the required standard of conduct. To meet the relevant standard of conduct, the VSCA provides that the director or officer must have conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in all other cases, that his or her conduct was at least not opposed to its best interests. In the case of any criminal proceeding, the director or officer must not have had reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, in connection with a proceeding by or in the right of the corporation, the corporation may not indemnify a director or officer except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. Unless ordered by a court, in connection with any other proceeding charging improper personal benefit to the director or officer, whether or not involving action in his or her official capacity, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer of the corporation.

The Company’s Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the Company carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The Company’s Articles of Incorporation also provide that no director or officer of the Company shall be liable to the Company or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits

The following exhibits are filed on behalf of the Company as part of this Registration Statement:

Exhibit No.    Description

3.1	Amended and Restated Articles of Incorporation of Owens & Minor, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 29, 2008)

3.2	Amended and Restated Bylaws of Owens & Minor, Inc., effective May 5, 2017 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 8, 2017)

4.1
Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan (incorporated herein by reference to Appendix A of the Company’s definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed March 22, 2017).

5.1	Opinion of Williams Mullen (filed herewith)

23.1	Consent of Williams Mullen (included in Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1        Powers of Attorney (included on signature page)

Item 9.        Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ( § 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Hanover, Commonwealth of Virginia, on May 8, 2017.

OWENS & MINOR, INC.

    By: /s/ Paul C. Phipps
Name: Paul C. Phipps
Title: President and Chief Executive Officer

Each of the undersigned hereby constitutes and appoints Paul C. Phipps, Richard A. Meier and Anne Marie Whittemore, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of such persons any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul C. Phipps	President and Chief Executive Officer and Chairman of the Board of Directors	May 8, 2017
Paul C. Phipps	(Principal Executive Officer)

/s/ Richard A. Meier	Executive Vice President, Chief Financial Officer & President, International	May 8, 2017
Richard A. Meier	(Principal Financial and Accounting Officer)

/s/ Stuart M. Essig	Director	May 8, 2017
Stuart M. Essig

/s/ John W. Gerdelman	Director	May 8, 2017
John W. Gerdelman

/s/ Barbara B. Hill	Director	May 8, 2017
Barbara B. Hill

/s/ Lemuel E. Lewis	Director	May 8, 2017
Lemuel E. Lewis

/s/ Martha H. Marsh	Director	May 8, 2017
Martha H. Marsh

/s/ Eddie N. Moore, Jr.	Director	May 8, 2017
Eddie N. Moore, Jr.

/s/ James E. Rogers	Director	May 8, 2017
James E. Rogers

/s/ David S. Simmons	Director	May 8, 2017
David S. Simmons

/s/ Robert C. Sledd	Director	May 8, 2017
Robert C. Sledd

/s/ Anne Marie Whittemore	Lead Director	May 8, 2017
Anne Marie Whittemore

EXHIBIT INDEX

Exhibit No.    Description

3.1	Amended and Restated Articles of Incorporation of Owens & Minor, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 29, 2008)

3.2	Amended and Restated Bylaws of Owens & Minor, Inc., effective May 5, 2017 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 8, 2017)

4.1
Owens & Minor, Inc. 2017 Teammate Stock Purchase Plan (incorporated herein by reference to Appendix A of the Company’s definitive Proxy Statement for the 2017 Annual Meeting of Shareholders, filed March 22, 2017).

5.1	Opinion of Williams Mullen (filed herewith)

23.1	Consent of Williams Mullen (included in Exhibit 5.1)

23.2	Consent of KPMG LLP (filed herewith)

24.1	Powers of Attorney (included on signature page)